Exhibit 99.1

FOR IMMEDIATE RELEASE

Media: Julie Ketay, 312.558.8727

Analysts: Aaron Hoffman, 312.558.8739

SARA LEE INCREASES SALES IN THIRD QUARTER FISCAL 2005

Diluted earnings per share for the third quarter were $.24, down on timing of tobacco proceeds, repatriation tax charge and higher commodity costs

CHICAGO (April 26, 2005) – Sara Lee Corporation today announced that net sales for the third quarter of fiscal 2005, ending April 2, 2005, were $4.8 billion, up 1% compared to $4.7 billion in the prior year’s third quarter. For the first nine months of fiscal 2005, sales were $14.8 billion, up 3% over the same period a year ago. During the third quarter, sales benefited from higher unit volumes and increased net selling prices in Meats, price increases in Beverage and favorable foreign currency exchange rates.

Diluted earnings per share (EPS) were $.24 for the third quarter of fiscal 2005, compared to $.47 for the year-ago period. Fiscal 2005 third quarter diluted EPS were reduced by $.06 per share as a result of a $51 million tax charge recognized in the quarter related to the planned advantageous repatriation in the fourth quarter of $928 million of accumulated income earned abroad as part of the American Jobs Creation Act of 2004. In addition, charges relating to the recently announced transformation plan reduced third quarter diluted EPS by $.01, while gains from business dispositions increased diluted EPS by $.02 per share. Also, diluted EPS in last year’s third quarter included a $.15 gain from a cash receipt related to the sale in fiscal 1999 of the corporation’s European cut tobacco business, whereas in fiscal 2005, the cash payment was received and the gain was recognized in the first quarter. The remaining decrease in diluted EPS in the third quarter of fiscal 2005, after taking into consideration the above amounts, was primarily due to lower operating segment income resulting from higher commodity costs across all lines of business and the very difficult European retail environment. For the first nine months of fiscal 2005, diluted EPS were $1.09, versus $1.15 in fiscal 2004.

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	Third Quarter Fiscal 2005	Third Quarter Fiscal 2004
Earnings per share	$.24	$.47

Increase / (decrease) in EPS from:
Business dispositions	$.02	—
Repatriation tax charge	$(.06)	—
Tobacco proceeds	—	$.15
Transformation/restructuring costs	$(.01)	$(.01)

Total	$(.05)	$.14

Cash flow from operations for the third quarter of fiscal 2005 was $247 million, resulting in a total cash flow from operations for the first nine months of $1.05 billion. Total media advertising and promotion (MAP) spending for the corporation increased 3% in the third quarter. Year-to-date, total MAP spending was comparable with last year.

Corporate unit volumes decreased 4% during the third quarter of fiscal 2005, primarily due to softness in regional white breads and planned exits of unprofitable, non-core businesses in Bakery, lower unit volumes resulting from price increases in Beverage, and unit volume softness in Household Products and Branded Apparel. Year-to-date corporate unit volumes decreased 3%.

“Despite a challenging quarter, we achieved earnings per share results within our stated guidance, which included the gain on the disposition of the canned meats business, but did not include charges relative to our decision about repatriation of earnings from outside of the United States or any transformation costs,” said Brenda C. Barnes, president and chief executive officer of Sara Lee Corporation.

“While strategic investment brands such as Sara Lee, Senseo, Jimmy Dean and Hillshire Farm continue to be strong, our overall results need to improve. To achieve these superior results, on February 10, we announced a bold transformation plan predicated on three pillars: to align our business around our consumers, customers and geographic markets, to achieve operational efficiency to fund growth and to focus our portfolio.

“We’ve made great progress in a short time with our transformation. Thus far, we have designed the new-state organizations for each of our three business segments and moved ahead with our centralized procurement effort, led by our new chief procurement officer. And, we are proceeding with our disposition plans,” concluded Barnes.

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Performance Review

A performance review for each line of business follows. Unit volumes exclude acquisitions and divestitures.

MEATS

Third Quarter Highlights

•	Net sales increased, driven by higher unit volumes, favorable product mix and higher net average selling prices

•	Global unit volumes were up as a result of growth in the foodservice business in the United States as well as increases in Europe and Mexico

•	Operating segment income increased due to a gain on the sale of the canned meats business, partially offset by continued increases in commodity costs with limited pricing opportunities

•	MAP spending was up 24%

	Third Quarter		Change		Nine Months		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$1,029	$976	$53	5.5%	$3,188	$3,054	$134	4.4%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(12)	$12		$—	$(57)	$57
Dispositions		19	(19)			19	(19)

Operating segment income	$104	$97	$7	8.2%	$251	$313	$(62)	(19.6)%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(7)	$7
Exit activities and business dispositions	30	(2)	32		35	3	32
Dispositions	—	2	(2)		—	2	(2)

Unit volume change vs. 2004

	Third Quarter 2005	Nine Months 2005
Global unit volume	1%	(3)%
U.S.	1%	(3)%
Europe	2%	0%
Mexico	2%	(7)%

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Retail

•	Higher retail sales in the United States in the third quarter were driven by increased unit volumes for new products including Jimmy Dean frozen breakfast items, Hillshire Farm Ultra Thin deli meats and Sara Lee deli meats. Higher net average selling prices to cover increased commodity costs also helped drive sales growth in the third quarter. Year-to-date, U.S. retail unit volumes were down, but sales were up.

•	Higher pork and beef commodity costs continued to drive lower profits in the United States, though this decline was partially offset by higher net average selling prices and lower administrative expenses.

•	The European Meats business reported higher unit volumes and sales in the third quarter, but profits decreased in the period due to higher commodity costs and pricing pressures in France. For the first nine months of fiscal 2005, European unit volumes were flat, sales were up and profits were down.

•	Unit volume growth in Mexico combined with higher net average selling prices resulted in higher sales and profits during the third quarter. Year-to-date sales and profits also increased despite a decline in volumes.

Foodservice

•	Foodservice sales increased in the third quarter, driven by significant volume growth in hot dogs, hams and cooked breakfast sausage. The increased sales were offset by higher commodity costs, resulting in lower foodservice profits.

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BAKERY

Third Quarter Highlights

•	Net sales and unit volumes decreased as strength in Sara Lee branded sales was more than offset by anticipated weakness in U.S. regional fresh white breads and the planned exit of unprofitable, non-branded businesses

•	Operating segment income rose as a result of lower restructuring costs, savings from restructuring actions, mix improvements and exiting of low margin businesses

•	MAP spending decreased 6% due to timing

	Third Quarter		Change		Nine Months		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$790	$810	$(20)	(2.4)%	$2,481	$2,517	$(36)	(1.4)%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(8)	$8		$—	$(38)	$38

Operating segment income	$31	$26	$5	20.1%	$160	$121	$39	32.5%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(4)	$4
Exit activities and business dispositions	—	(4)	4		1	(4)	5
Accelerated depreciation	1	(3)	4		(10)	(5)	(5)
Retiree medical curtailment gain	2	—	2		28	—	28

Unit volume change vs. 2004

	Third Quarter 2005	Nine Months 2005
Global unit volume	(6)%	(6)%
Fresh baked goods	(8)%	(8)%
Refrigerated dough	(1)%	1%
Frozen baked goods	3%	(1)%

Fresh Baked Goods

•	Less than three years since its initial launch in the U.S. fresh bread category, Sara Lee is now America’s leading brand in the combined fresh bread, buns, rolls and bagels category according to recent IRI share data.

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•	New products drove Sara Lee brand U.S. fresh bakery sales growth in the third quarter and the first nine months of fiscal 2005. New products – all of which are consistent with the USDA’s new food pyramid that was announced last week – included Sara Lee whole-grain breads fortified with folic acid, vitamin D and calcium launched in the third quarter and Sara Lee Delightful whole-grain breads and bagels and Sara Lee Heart Healthy whole-grain breads and bagels introduced in the first quarter.

•	U.S. fresh unit volume declines in the third quarter and nine-month period resulted from planned exits from low margin non-core businesses, industrywide softness in white bread and soft Earth Grains and Iron Kids sales due to reduced promotional activity.

•	Cost savings initiatives in the U.S. fresh bakery business, including the elimination of production lines, stock-keeping units and direct-store delivery routes, generated positive profit effects in the third quarter and nine-month period.

•	In Europe, strength in non-branded sandwich breads and the strong euro helped generate higher sales for the fresh baking business in the third quarter. Profits in the European business also grew due to higher sales and improved manufacturing efficiencies.

Refrigerated and Frozen

•	Worldwide, refrigerated dough sales increased in the third quarter and first nine months of fiscal 2005. Unit volumes were slightly down in the third quarter, but up year-to-date.

•	Strength in Sara Lee heritage products such as cheesecake and pound cake, and higher cream pie sales because Easter occurred in March this year, drove total U.S. frozen unit volumes and sales in the third quarter. Year-to-date, total U.S. frozen sales were up.

•	In Australia, products launched in fiscal 2004, such as Sara Lee frozen fruits and cookie dough, led to increased unit volumes, sales and profits in the third quarter. For the first nine months of fiscal 2005, sales in Australia were up, but profits declined slightly.

•	A positive product category mix shift helped increase Bakery foodservice sales and profits in the third quarter and for the nine-month period.

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BEVERAGE

Third Quarter Highlights

•	Net sales increased, driven by favorable foreign currency exchange rates, higher selling prices and a significant increase in Senseo sales

•	Unit volumes were down, with gains in Brazil and European foodservice more than offset by lower volumes in European retail and the United States

•	Operating segment income decreased, primarily as a result of lower volumes and increased commodity costs

•	MAP spending was up 4%

	Third Quarter		Change		Nine Months		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$844	$801	$43	5.2%	$2,486	$2,314	$172	7.4%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(31)	$31		$—	$(120)	$120

Operating segment income	$123	$140	$(17)	(12.8)%	$344	$361	$(17)	(5.0)%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(8)	$8		$—	$(26)	$26

Unit volume change vs. 2004

	Third Quarter 2005	Nine Months 2005
Global unit volume	(2)%	(1)%
Retail	(2)%	(1)%
Europe	(4)%	(2)%
U.S.	(6)%	(7)%
Brazil	4%	5%
Foodservice	(3)%	(2)%
Europe	3%	2%
U.S.	(4)%	(4)%

Retail

•	In Europe, Senseo coffee pods continued to show strong unit volume gains in the six countries where the single-serve coffee concept is currently marketed. This growth was helped by a double-digit increase in the number of machines in the market. Total roast and ground retail coffee volume was down due to softness for traditional roast and ground lines in Europe as a result of private label competition. Year-to-date, total retail unit volume in Europe was down.

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•	Net sales for European retail coffee increased in the quarter, primarily as a result of favorable currency exchange rates and higher prices. Profits declined due to lower unit volumes, higher green coffee prices not entirely offset by price increases, and higher MAP spending, mainly on Senseo. For the first nine months, sales and profits were up in Europe.

•	U.S. retail coffee unit volumes declined during the third quarter due to strong competition in the category. Incremental sales for Senseo and price increases implemented across the roast and ground brands to offset higher commodity costs drove growth in U.S. retail sales. Profits increased in the third quarter due to sales improvements and lower MAP spending. Year-to-date, U.S. retail coffee sales were up, while volumes and profits declined.

•	In Brazil, unit volumes were up in a competitive market on the strength of the Pilão brand. Sales rose due to increased unit volumes along with price increases implemented to offset commodity cost increases. Profits were down in the third quarter, as price increases did not entirely offset higher green coffee prices.

•	Senseo was launched in Australia in the third quarter and is off to a good start in this market.

Foodservice

•	Unit volume increases for Cafitesse, the liquid coffee concentrate system, in the United States partially offset volume declines in the traditional roast and ground market. Unit volumes increased for both roast and ground coffee and for Cafitesse in Europe.

•	Worldwide, foodservice coffee sales increased in the third quarter as a result of higher selling prices to cover increased commodity costs, but profits decreased as a result of lower volumes and margins. For the first nine months, worldwide foodservice coffee sales were up, while profits declined.

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HOUSEHOLD PRODUCTS

Third Quarter Highlights

•	Net sales were flat as volume declines were offset by favorable currency exchange rates

•	Total core category unit volumes decreased as increased volume in insecticides was offset by declines in shoe care, air care and body care

•	Operating segment income was down primarily due to softness in air care

•	MAP spending was flat for the third quarter

	Third Quarter		Change		Nine Months		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$599	$599	$—	(0.1)%	$1,782	$1,743	$39	2.3%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(20)	$20		$—	$(89)	$89
Dispositions	—	7	(7)		—	21	(21)

Operating segment income	$102	$109	$(7)	(6.2)%	$280	$279	$1	0.4%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(4)	$4		$—	$(14)	$14
Exit activities and business dispositions	3	—	3		17	(2)	19
Accelerated depreciation	(4)	—	(4)		(10)	—	(10)
Dispositions	—	3	(3)		—	4	(4)

Unit volume change vs. 2004

	Third Quarter 2005	Nine Months 2005
Household and Body Care core category unit volumes	(4)%	(2)%
Body Care	(1)%	1%
Air Care	(19)%	(10)%
Shoe Care	(3)%	1%
Insecticides	9%	6%

Household and Body Care

•	Body care sales were flat in the third quarter as favorable currency effects and increased sales for the Sanex brand were offset by declines in other brands. Overall market conditions in Europe remain difficult, with competitive pressures and a retail price war affecting sales and volumes. The launch of Sanex for Men in Spain, Portugal, France, Greece and the United Kingdom is showing some early positive results. Year-to-date, body care unit volumes and sales were up.

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•	Air care unit volumes and sales were weak in the third quarter due to continued strong competition in the challenging European retail environment. To help counter market and competitive pressures, Ambi Pur Car, Ambi Pur Electricals and Ambi Pur Inspira have been re-designed and re-launched in several European countries and Australia. Particularly, the next generation Ambi Pur Car is showing positive results. For the first nine months, air care unit volumes and sales were down.

•	Shoe care unit volumes decreased during the third quarter, due to weakness in Europe and the United States. Sales increased primarily due to favorable foreign currency effects. The successful launches of Kiwi Express Cream in China and Spain, and Kiwi Fresh’Ins insoles in France, Germany and the United Kingdom earlier in the year were countered by lower sales for more mature products. Year-to-date, shoe care unit volumes and sales increased.

•	Unit volumes for insecticides increased, driven by higher volumes in Malaysia and India. European unit volumes were lower due to less favorable weather conditions and the challenging retail environment. Sales of insecticides rose driven by the unit volume increases and favorable foreign currency effects. For the first nine months, insecticides unit volumes and sales were up.

Direct Selling

•	Direct selling sales were up in the third quarter as growth in Mexico, South Africa and South America was partially offset by softness in Australia. Profits increased as sales increases more than offset higher promotional spending and selling and administrative costs. For the first nine months, direct selling sales and profits were up.

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BRANDED APPAREL

Third Quarter Highlights

•	Net sales decreased as higher knit products sales in the United States could not offset weak sales in Europe and in U.S. intimates

•	The C9 by Champion program continued its strong growth

•	Operating segment income decreased significantly as a result of lower sales, higher cotton costs and increased reserves for excess and obsolete inventory

•	MAP spending was flat

	Third Quarter		Change		Nine Months		Change
In millions	2005	2004	$	%	2005	2004	$	%
Net sales	$1,524	$1,562	$(38)	(2.4)%	$4,912	$4,805	$107	2.2%

Increase / (decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(24)	$24		$—	$(115)	$115
Acquisitions/dispositions	26	1	25		76	41	35

Operating segment income	$90	$142	$(52)	(36.4)%	$379	$401	$(22)	(5.4)%

Increase / (decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(3)	$3		$—	$(4)	$4
Exit activities and business dispositions	—	—	—		8	(4)	12
Acquisitions/dispositions	—	—	—		6	(1)	7

Unit volume change vs. 2004

	Third Quarter 2005	Nine Months 2005
Global unit volume	(8)%	(2)%
Intimate Apparel - Global	(13)%	(7)%
U.S.	(11)%	(4)%
Europe	(15)%	(10)%
Knit Products - Global	(6)%	2%
U.S.	(5)%	3%
Europe	(12)%	(2)%
Legwear - Global	(1)%	2%
Sheer Hosiery	(6)%	(3)%
Socks	5%	7%

Intimate Apparel

•	Global intimate apparel unit volumes and sales decreased in the third quarter as a result of continued volume weakness across Europe and reduced shipments to the U.S. mass retail channel. For the first nine months of fiscal 2005, intimates unit volumes and sales decreased as well, largely due to declines in Europe.

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•	In Europe, the intimates volume decline in the third quarter and year-to-date period was due to supply chain disruptions related to relocating a key cutting/production planning facility from Scotland to Tunisia, weak overall consumer demand and heavy competition from specialty retailers.

•	Global intimates profits declined in the third quarter and first nine months due to lower sales and unfavorable manufacturing costs in Europe. U.S. intimates profits and customer service levels significantly improved during the first nine months.

Knit Products

•	Global knit products unit volumes declined in the third quarter compared to an unusually strong 15% increase in the prior year. Strong volumes for C9 by Champion athleticwear did not offset lower underwear volumes in Europe and lower printable T-shirt shipments in the United States. U.S. underwear unit volumes declined 3% in the third quarter compared to a very strong increase in last year’s third quarter. Global knit products volumes increased 2% in the first nine months.

•	Global knit products sales increased slightly in the third quarter due to favorable product mix as strong U.S. retail sales for Champion athleticwear and Hanes underwear were only partially offset by sales declines in Europe due to weakness in the United Kingdom, France and Spain. Year-to-date, knit products sales were up.

•	Worldwide knit products profits declined in the third quarter primarily due to higher cotton costs and increased reserves for excess and obsolete inventory. For the first nine months of fiscal 2005, profits declined, mainly due to higher cotton costs.

Legwear

•	Global legwear volumes were down 1% in the quarter, consisting of a 5% increase in socks and a 6% decline in hosiery volumes. Year-to-date, legwear volumes were up 2%.

•	Global socks sales rose in the third quarter due to increased Champion and Hanes brand sales in the United States and incremental private label socks volume in Europe. Socks volume and sales were up in the first nine months of fiscal 2005.

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Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

Net interest expense was $47 million for the third quarter, an increase of $5 million compared to the year-ago period, resulting from higher net average interest rates. General corporate expenses were $68 million in the third quarter of fiscal 2005, compared to $106 million in the comparable period of the prior year, primarily due to lower administrative and employee benefits costs.

The effective tax rate was 37.9% for the third quarter of fiscal 2005, compared to 17.6% in last year’s third quarter. The increase was due to a $51 million tax provision recognized in the third quarter for the planned repatriation of $928 million of foreign earnings as part of the American Jobs Creation Act of 2004.

During the third quarter of fiscal 2005, the company repurchased 4.9 million shares of its common stock at an average price of $21.79 per share. Year-to-date, the company has repurchased 15.9 million shares at an average price of $21.71 per share. Approximately 19 million shares remain authorized by the board of directors for repurchase.

Exit and Business Disposition Activities

The reported results for the third quarter and first nine months of fiscal 2005 and 2004 reflect amounts recognized for exit and disposal actions, including the impact of certain activities that were completed for amounts more favorable than previously estimated. The following table illustrates where the costs (income) associated with all exit and disposal activities are recognized in the Consolidated Statements of Income of the corporation.

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In millions

	Third Quarter		Nine Months
	2005	2004	2005	2004
Cost of sales
Curtailment gain from Bakery workforce reduction	$(2)	$—	$(28)	$—
Accelerated depreciation related to facility closures in:
Bakery segment	(1)	3	10	5
Household and Body Care segment	4	—	10	—

Selling, general and administrative expenses	1	—	9	1

Charges for (income from):
Exit activities	11	6	7	20
Business dispositions	(30)	—	(42)	(9)

(Increase) Decrease in pretax income	(17)	9	(34)	17

Income taxes	7	(3)	14	(5)

(Increase) Decrease in net income	$(10)	$6	$(20)	$12

Costs recognized in selling, general and administrative expenses in all of the above periods are related to accelerated amortization of Bakery intangible assets being exited.

Costs related to exit activities in the third quarter of fiscal 2005 were primarily related to severance charges for certain officers of the corporation. Exit costs for the first nine months of fiscal 2005 consist of severance charges offset in part by income related to the completion of restructuring activities for amounts more favorable than previously estimated. Costs related to exit activities in fiscal 2004 were primarily related to plant closures and severance in the Meats business and a workforce reduction at the corporate office.

The $30 million of income relating to business dispositions consists of $34 million of gains related to dispositions completed in the third quarter of fiscal 2005, offset in part by $4 million of professional fees incurred in connection with several planned future business dispositions. A $31 million gain was recognized on the disposition of certain trademarks and assets of the corporation’s canned meats business and a gain of $3 million was recognized on the disposition of trademarks and other assets of various Household Products operations.

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For the first nine months of fiscal 2005, the $42 million of income relating to business dispositions consists of $58 million of gains related to completed transactions, offset in part by $16 million of professional fees incurred in connection with several planned future business dispositions. The $9 million of income recognized from business dispositions in the first nine months of fiscal 2004 relates to a gain recognized on the disposal of an equity method investment offset in part by a net loss on the disposition of certain Branded Apparel operations.

Including the proceeds received as a result of the resolution of the tobacco contingency, the corporation has received $189 million in proceeds from business dispositions in fiscal 2005.

Income Taxes

Two significant events impacted the corporation’s income tax provision in the first nine months of fiscal 2005. During the third quarter of fiscal 2005, the corporation decided upon a plan to bring $928 million of accumulated earnings back to the United States under the repatriation provisions of the American Jobs Creation Act of 2004. As a result of this decision, the corporation recognized income tax expense of $51 million in the third quarter of fiscal 2005.

During the second quarter of fiscal 2005, the government of the Netherlands passed legislation that will reduce the statutory tax rate on profits from 34.5% to 30.0% in calendar year 2008. The impact of this change reduced the corporation’s deferred tax liability by $24 million and this benefit was recognized in the tax provision in the second quarter of fiscal 2005.

Outlook

Sara Lee’s management currently expects diluted EPS for the fourth quarter of fiscal 2005 to fall within a range of $.30 to $.32, compared to $.44 in the year-ago period. Note that fiscal 2004 had an extra week in the fourth quarter, which added $.05 to diluted EPS. For the fourth quarter of fiscal 2005, management expects a continuation of the challenging market conditions that affected operations in the third quarter, most notably higher raw material costs across all lines of business and a difficult European retail environment. Management expects operating segment income to decline in four of five lines of business, with Bakery increasing double digits.

Full-year fiscal 2005 diluted EPS are expected to be in a range of $1.39 to $1.41, compared to $1.59 in fiscal 2004.

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Webcast

Sara Lee Corporation’s review of third quarter results for fiscal 2005 will be broadcast live via the Internet today at 9 a.m. CDT. The live webcast can be accessed at www.saralee.com and is anticipated to conclude by 10 a.m. CDT. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Tuesday, May 10, 2005.

Forward-looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Outlook.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “projects” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements.

Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are the following: (i) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the euro, given Sara Lee’s significant concentration of business in western Europe; (ii) significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iii) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including changes in the level of inventory these customers decide is necessary to service their consumers; (iv) the impact of volatility in the equity markets and interest rates on the funded status and annual expense of the corporation’s defined benefit pension plans and the impact

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of such changes on consumer spending; (v) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers; (vi) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (vii) Sara Lee’s ability to realize the estimated savings and productivity improvements associated with prior restructuring and cost reduction initiatives; (viii) fluctuations in the cost and availability of various raw materials; (ix) Sara Lee’s ability to increase prices in response to raw material and other cost increases and the impact of such price increases on profitability; (x) the impact of various food safety issues on the consumption of meat products in the United States and parts of Europe and the profitability of the corporation’s Meats business; (xi) credit and other business risks associated with customers operating in a highly competitive retail environment; (xii) the corporation’s credit rating issued by the three major credit rating agencies and the impact these ratings have on the corporation’s cost to borrow funds; (xiii) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance; (xiv) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in the United States and other jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which the corporation transacts business; (xv) the continued legality of tobacco products in the Netherlands, Germany and Belgium; (xvi) Sara Lee’s ability to sell its European branded apparel, European packaged meats, direct selling and U.S. retail coffee businesses, and the timing and terms of such transactions; (xvii) Sara Lee’s ability to obtain a favorable tax ruling, and any other required regulatory approvals, on the proposed spin-off of the balance of its U.S. branded apparel business; (xviii) Sara Lee’s ability to effectively integrate its remaining businesses into the contemplated new business structure, including centralized operations in the Chicago area and in Utrecht; (xix) Sara Lee’s ability to transition customers to different Bakery brands, transition to common information systems and processes and manage plant capacity and workforce reductions in accordance with its current plans and assumptions; (xx) Sara Lee’s ability to generate the anticipated efficiencies and savings from the various business transformation efforts; and (xxi) the impact of the strategic transformation plan on Sara Lee’s relationships with its employees, its major customers and vendors and Sara Lee’s cost of funds.

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In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the corporation competes.

We have provided additional information in our Form 10-K for fiscal 2004, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Description

Sara Lee Corporation (www.saralee.com) is a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. With headquarters in Chicago, Sara Lee has operations in 58 countries and markets products in nearly 200 nations.

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Consolidated Statements of Income	Sara Lee Corporation (NYSE)

(In millions, except per share amounts)

	Third Quarter Ended			Third Quarter Year-to-Date Ended
	April 2, 2005	March 27, 2004	Percent Change	April 2, 2005	March 27, 2004	Percent Change
Net sales	$4,785	$4,745	0.8%	$14,845	$14,428	2.9%

Cost of sales	3,018	2,888		9,374	8,826
Selling, general and administrative expenses	1,434	1,471		4,363	4,459
(Income from) charges for exit activities and business dispositions	(19)	6		(35)	11
Contingent sale proceeds	—	(119)		(117)	(119)
Interest expense	76	63		214	195
Interest income	(29)	(21)		(81)	(61)

	4,480	4,288		13,718	13,311

Income before income taxes	305	457	(33.2)	1,127	1,117	0.9
Income taxes	116	81		260	199

Net income	$189	$376	(49.7)	$867	$918	(5.5)

Net income per common share
Basic	$0.24	$0.47	(48.9)	$1.10	$1.17	(6.0)

Diluted	$0.24	$0.47	(48.9)	$1.09	$1.15	(5.2)

Average shares outstanding
Basic	791	791		790	787

Diluted	797	797		796	798

See accompanying Notes to Financial Statements.

Operating Results by Industry Segment	Sara Lee Corporation (NYSE)

(In millions)

	Third Quarter Ended
	Sales		Percent Change	Operating Income		Percent Change
	April 2, 2005	March 27, 2004		April 2, 2005	March 27, 2004
Sara Lee Meats	$1,029	$976	5.5%	$104	$97	8.2%
Sara Lee Bakery	790	810	(2.4)	31	26	20.1
Beverage	844	801	5.2	123	140	(12.8)
Household Products	599	599	(0.1)	102	109	(6.2)
Branded Apparel	1,524	1,562	(2.4)	90	142	(36.4)

Total sales and operating segment income	4,786	4,748	0.8	450	514	(12.3)
Intersegment sales	(1)	(3)	57.7	—	—	—
Amortization of identifiable intangibles	—	—	—	(30)	(28)	(6.5)
General corporate expenses	—	—	—	(68)	(106)	35.9
Contingent sale proceeds	—	—	—	—	119	NM

Total net sales and operating income	4,785	4,745	0.8	352	499	(29.3)
Net interest expense	—	—	—	(47)	(42)	(13.3)

Net sales and income before income taxes	$4,785	$4,745	0.8%	$305	$457	(33.2)%

	Third Quarter Year-to-Date Ended
	Sales		Percent Change	Operating Income		Percent Change
	April 2, 2005	March 27, 2004		April 2, 2005	March 27, 2004
Sara Lee Meats	$3,188	$3,054	4.4%	$251	$313	(19.6)%
Sara Lee Bakery	2,481	2,517	(1.4)	160	121	32.5
Beverage	2,486	2,314	7.4	344	361	(5.0)
Household Products	1,782	1,743	2.3	280	279	0.4
Branded Apparel	4,912	4,805	2.2	379	401	(5.4)

Total sales and operating segment income	14,849	14,433	2.9	1,414	1,475	(4.1)
Intersegment sales	(4)	(5)	2.4	—	—	—
Amortization of identifiable intangibles	—	—	—	(92)	(78)	(18.4)
General corporate expenses	—	—	—	(179)	(265)	32.5
Contingent sale proceeds	—	—	—	117	119	(1.8)

Total net sales and operating income	14,845	14,428	2.9	1,260	1,251	0.7
Net interest expense	—	—	—	(133)	(134)	0.4

Net sales and income before income taxes	$14,845	$14,428	2.9%	$1,127	$1,117	0.9%

See accompanying Notes to Financial Statements.

Consolidated Balance Sheets	Sara Lee Corporation (NYSE)

(In millions)

	April 2, 2005	July 3, 2004
ASSETS
Cash and equivalents	$521	$638
Trade accounts receivable	1,976	1,882
Inventories	2,813	2,779
Other current assets	353	400
Net assets held for sale	2	—

Total current assets	5,665	5,699

Other non-current assets	167	153
Deferred tax asset	322	275
Property, net	3,217	3,271
Trademarks and other identifiable intangibles, net	1,950	2,024
Goodwill	3,472	3,414

	$14,793	$14,836

LIABILITIES AND EQUITY
Notes payable	$139	$54
Accounts payable	1,269	1,325
Accrued liabilities	2,867	2,914
Current maturities of long-term debt	226	1,070

Total current liabilities	4,501	5,363

Long-term debt	4,361	4,171
Pension obligation	871	871
Other liabilities	1,481	1,361
Minority interest in subsidiaries	78	75
Common stockholders’ equity	3,501	2,995

	$14,793	$14,836

See accompanying Notes to Financial Statements.

Notes to Financial Statements

1.)	Exit and Business Disposition Activities

The reported results for the third quarter and first nine months of fiscal 2005 and 2004 reflect amounts recognized for exit and disposal actions, including the impact of certain activities that were completed for amounts more favorable than previously estimated. The following table illustrates where the costs (income) associated with all exit and disposal activities are recognized in the Consolidated Statements of Income of the corporation.

In millions

	Third Quarter		Nine Months
	2005	2004	2005	2004
Cost of sales
Curtailment gain from Bakery workforce reduction	$(2)	$—	$(28)	$—
Accelerated depreciation related to facility closures in:
Bakery segment	(1)	3	10	5
Household and Body Care segment	4	—	10	—

Selling, general and administrative expenses	1	—	9	1

Charges for (income from):
Exit activities	11	6	7	20
Business dispositions	(30)	—	(42)	(9)

(Increase) Decrease in pretax income	(17)	9	(34)	17

Income taxes	7	(3)	14	(5)

(Increase) Decrease net income	$(10)	$6	$(20)	$12

Costs recognized in selling, general and administrative expenses in all of the above periods are related to accelerated amortization of Bakery intangible assets being exited.

Costs related to exit activities in the third quarter of 2005 were primarily related to severance charges for certain officers of the corporation. Exit costs for the first nine months of fiscal 2005 consist of severance charges offset in part by income related to the completion of restructuring activities for amounts more favorable than previously estimated. Costs related to exit activities in 2004 were primarily related to plant closures and severance in the Meats business and a workforce reduction at the corporate office.

The $30 million of income relating to business dispositions consists of $34 million of gains related to dispositions completed in the third quarter of fiscal 2005, offset in part by $4 million of professional fees incurred in connection with several planned future business dispositions. A $31 million gain was recognized on the disposition of certain trademarks and assets of the corporation’s canned meats business and a gain of $3 million was recognized on the disposition of trademarks and other assets of various Household Products operations.

For the first nine months of fiscal 2005, the $42 million of income relating to business dispositions consists of $58 million of gains related to completed transactions, offset in part by $16 million of professional fees incurred in connection with several planned future business dispositions. The $9 million of income recognized from business dispositions in the first nine months of fiscal 2004 relates to a gain recognized on the disposal of an equity method investment offset in part by a net loss on the disposition of certain Branded Apparel operations.

Including the proceeds received as a result of the resolution of the tobacco contingency, the corporation has received $189 million in proceeds from business dispositions in fiscal 2005.

2.)	Income Taxes

Two significant events impacted the corporation’s income tax provision in the first nine months of fiscal 2005. During the third quarter of fiscal 2005, the corporation decided upon a plan to bring $928 million of accumulated earnings back to the United States under the repatriation provisions of the American Jobs Creation Act of 2004. As a result of this decision, the corporation recognized income tax expense of $51 million in the third quarter of fiscal 2005.

During the second quarter of fiscal 2005, the government of the Netherlands passed legislation that will reduce the statutory tax rate on profits from 34.5% to 30.0% in calendar year 2008. The impact of this change reduced the corporation’s deferred tax liability by $24 million and this benefit was recognized in the tax provision in the second quarter of fiscal 2005.

3.)	Receipt of Contingent Sale Proceeds

The corporation sold its European cut tobacco business in fiscal 1999. Under the terms of that agreement, the corporation can receive an annual cash payment of 95 million euros if tobacco continues to be a legal product in the Netherlands, Germany and Belgium through 2010. The legal status of tobacco in each country accounts for a portion of the total contingency with the Netherlands accounting for 67%, Germany 22% and Belgium 11%. If tobacco ceases to be a legal product within any of these countries, the corporation forfeits the receipt of all future amounts related to that country.

The contingencies associated with the second tobacco payment passed in July 2004, and the corporation received a cash payment of 95 million euros. This was equivalent to $117 million based upon exchange rates on the date of receipt, and this amount was recognized in the corporation’s earnings in the first nine months of fiscal 2005. This transaction increased diluted EPS for the first nine months of fiscal 2005 by $.15 per share.